Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Agreement, dated as of November 6, 2006 is made by and between Sun National Bank, a national banking association organized under the laws of the United States of America and having its principal place of business in Vineland, New Jersey (“Seller”), and 1st Constitution Bank, a commercial bank chartered under the laws of the State of New Jersey and having its principal place of business in Cranbury, New Jersey (“Buyer”).

I.             DEFINITIONS

1.1    Certain Defined Terms.

Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

“Amount of Premium” has the meaning set forth in Section 3.1 of this Agreement.

“Assets” has the meaning set forth in Section 2.1 of this Agreement.

“Assignment” shall mean, with respect to the Leased Realty, each Landlord’s written consent to the assignment and assumption of such Lease related to the Leased Realty or a certificate of estoppel with respect to the remaining term of the Lease with respect to the Leased Realty for the benefit of Buyer with respect to the Branch.

“ATM” means automatic teller machine.

“Benefit Plan” means any pension, profit-sharing, or other employee benefit, fringe benefit, severance or welfare plan maintained by or with respect to which contributions are made by, Seller or any of its Affiliates with respect to Seller’s employees.

“Branch” means the branch office of Seller located at 140 Mercer Street, Hightstown, New Jersey 08520.

“Branch Cash” means cash on hand at the Branch, including vault cash, teller drawer cash, petty cash and ATM cash.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which Seller is open for business.

“Closing” means the purchase of the Assets by Buyer and the assumption of the Liabilities by Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Deposit Accounts” means the deposit accounts at the Branch, the balances of which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

“Deposits” or “Deposit Liabilities” means all deposits (as defined in 12 U.S.C. Section 1813(l)) which are booked at the Branch on the Closing Date, including in each case accrued but unpaid interest and both collected and uncollected funds, but excluding (i) deposits held in accounts for which Seller acts as fiduciary and are not transferring from Seller to Buyer (other than deposits held by Retirement Plans that are transferring from Seller to Buyer in accordance with this Agreement) and (ii) deposits constituting official checks, travelers checks, money orders or certified checks (“Excluded Deposits” shall refer to excluded deposits referred to at (i) and (ii)). A true and accurate list of the Deposits as of a date within 5 days prior to the date of this Agreement is attached hereto as Exhibit A.

“Dispute Resolver” means an independent accounting firm or other independent third-party mutually acceptable to Buyer and Seller to act as Dispute Resolver.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.

“Equipment Leases” means those operating and financial leases and conditional sales contracts covering Fixed Assets which Seller may assign to Buyer without restriction or with the lessor’s written consent.

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the “near closing bid” federal funds rate published in The Wall Street Journal on the Business Day following the Closing Date.

“Fixed Assets” means all fixtures (including signage poles), leasehold improvements, furnishings, vaults, safe deposit boxes, equipment (including, for example, all coin counters, security equipment and ATMs, but excluding any other computer and telecommunications equipment located at the Branch), supplies (other than forms and other supplies which bear Seller’s name or logo), and other personal property, that are owned or (to the extent of Seller’s interest as lessee) leased by Seller, that are located at the Branch on the Closing Date, as detailed on Schedule 2.1(a) .

“FDIC” means the Federal Deposit Insurance Corporation.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any applicable state or federal law relating to the protection, preservation or restoration of the environment, including, but not limited to, the following federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Insecticide, Fungicide and Rodenticide Act, each as amended.

“Loans” means (i) those loans identified on Exhibit B attached hereto pursuant to which Seller has a security interest in a Deposit transferred hereunder, and (ii) those lines of credit identified on Exhibit C attached hereto which are provided as overdraft protection by Seller for a Deposit transferred hereunder.

“Leased Realty” shall mean Seller’s rights as lessee in and to any real property leased by Seller at the Branch as detailed under the List of Leases set forth at Schedule 1.2, together with all of Seller’s rights and interests in the leasehold improvements therein.

“Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Overdrafts” means those overdrafts of the book balance of any Deposit Accounts which are not overdrawn for more than seven days as of the Closing Date and which are not evidenced by a Loan.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Retirement Plans” means those non-discretionary individual retirement accounts (IRAs) and Keogh retirement plan accounts relating to the Deposits for which Seller acts as custodian or trustee.

“Safe Deposit Contracts” has the meaning set forth in Section 2.1(e) of this Agreement.

“Welfare Benefit Plans” means those Benefit Plans which are “welfare benefit plans” as defined by ERISA.

II.            PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1     Purchase of Assets.

Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer possession of and all right, title and interest of Seller in and to the following assets to Buyer (collectively, the “Assets”) and Buyer agrees to purchase the same from Seller, as of the close of business on the Closing Date:

(a)     the Fixed Assets;

(b)     the Branch Cash;

(c)     the Overdrafts;

(d)     Seller’s rights with respect to the Leased Realty;

(e)     all lease contracts related to rental of safe deposit boxes at the Branch (“Safe Deposit Contracts”) and the rented and unrented safe deposit boxes at the Branch;

(f)     With regard to each Retirement Plan, all of Seller’s right, title and interest in and to the related plan or trustee or custodial arrangement, and in and to all assets held by Seller pursuant thereto; and

(g)     the Loans.

2.2     Assumption of Liabilities.

Buyer agrees to assume, pay, perform and discharge the following liabilities of Seller (the “Liabilities”) as of the close of business on the Closing Date:

(a)     the Deposits and all terms and agreements relating to the Deposit Accounts, excluding the deposit accounts set forth at Schedule 2.2(a);

(b)     Seller’s duties and responsibilities relating to the Deposits arising after the Closing Date with respect to: (i) the abandoned property laws of any state, (ii) any legal process which is served on Seller on or before the Closing Date with respect to claims against or for the Deposits that is not against Seller or is over and above the amount of the Deposits; or (iii) any other applicable law;

(c)     Seller’s duties and responsibilities with respect to any Equipment Leases;

(d)     Seller’s duties and responsibilities with respect to the Safe Deposit Contracts;

(e)     Seller’s duties and responsibilities with respect to the Retirement Plans;

(f)     Seller’s duties and responsibilities with respect to the Leased Realty; and

(g)     Seller’s duties and responsibilities with respect to the Loans.

2.3     Transfer of Records.

(a) At the Closing, Seller also shall transfer to Buyer possession and all right, title and interest of Seller in and to all books and records relating to the Assets and the Liabilities which are maintained at the Branch.

(b) All books and records relating to the Assets and the Liabilities held by either Seller or Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) that party’s standard recordkeeping policies and procedures and subject to applicable laws and regulations governing records retention. Throughout such period, the party holding such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable notice of any such request.

2.4     Tax Matters.

Each party shall be responsible for its sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement. Seller shall be responsible for any taxes as a result of the sale and transfer of the Leased Realty and the payment of any taxes or levies that may arise under the New Jersey Bulk Sales Act with respect to the Branch for all transactions occurring on or prior to the Closing Date.

2.5     Proration of Certain Items.

Except as detailed at Section 2.4 herein, all rental income or expenses associated with the operation of the Branch (including, but not limited to rental lease payments related to the Branch, safe deposit box rental fees actually collected, and any security deposits or prepaid rents paid related to such Leased Realty), real estate taxes, personal property taxes (tangible or intangible), utility, water and sewer charges and assessments, and any and all other pre-paid charges related to the operation of the Branch shall be prorated between Buyer and Seller as of the close of business on the Closing Date. In addition, any quarterly assessments actually paid by Seller to the Deposit Insurance Fund of the FDIC prior to the Closing Date for the quarterly assessment period containing the Closing Date with respect to the Deposits, shall be prorated between Buyer and Seller as of the close of business on the Closing Date based upon the daily assessment rate in effect as of such assessment quarter with respect to Seller, the Deposits subject to assessment that actually transfer as of the Closing Date and the number of calendar days remaining until the end of such assessment quarter, such that Seller shall receive a reimbursement from Buyer for such number of calendar days remaining until the end of such assessment quarter.

2.6     Back Office Conversion.

Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and the Liabilities which is maintained on Seller’s data processing systems so that Buyer can incorporate such information into Buyer’s data processing systems no later than the opening of business on the Business Day following the Closing Date, including testing of such data transfers prior to the Closing Date. Buyer shall bear the costs of any third-party programming requirements related to such data processing efforts.

2.7     Certain Transitional Matters Following the Closing Date

(a)     Buyer agrees to honor in accordance with applicable law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Buyer), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Buyer by mail, over its counters, throughout the check clearing system, and Automated Clearing House of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller, or by Buyer, and all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer. Buyer’s obligation under this Section to honor checks, withdrawal, draft forms and electronic debits and credits provided by Seller and carrying its imprint shall expire at the close of business on the 60th business day following the Closing Date or a date mutually agreeable to both parties.

(b)     If any of such depositors, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment. Instead, Seller may, at its discretion, assume custody of the check or other item presented for payment, including electronic items, on an account which has been transferred with the Branch, batch such items and send them to Buyer by fax and by mail by the next business day after receipt thereof by Seller. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Buyer. Nothing herein shall, however, be construed to relieve the Seller of any liability which it may have for accepting custody of any check or item presented for payment on a Deposit which Seller does not timely batch and send to Buyer in accordance with this Section 2.7(b), to the extent Buyer’s ability to satisfy such check or other item has been prejudiced by such delay.

In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts are assumed, Buyer agrees, at its cost and expense within 30 days prior to the Closing Date, to notify depositors of Buyer’s assumption of Deposit Liabilities. Within 10 days of the Closing Date, Buyer shall, at its sole cost and expense and without cost to depositors, (i) furnish each depositor of an assumed account with not less than fifty (50) checks on the forms of Buyer, with instructions to utilize Buyer’s checks and to destroy unused checks of Seller as of the Closing Date and (ii) notify holders of ATM cards that all ATM cards held by Branch customers will be void as of the Closing Date, and that they will receive new ATM cards on or immediately prior to the Closing Date. Buyer will send Seller a copy of notification letters forwarded to depositors by Buyer. Seller hereby agrees that after the 60th business day following the Closing Date or a date mutually agreeable to both parties, it shall, with respect to the Branch, at its sole option, either: (1) return such check or other item with reference to the maker thereof; or (2) assume custody thereof and deliver the same in the manner aforesaid.

(c)     Buyer agrees, no later than the start of the second business day after demand by Seller, to pay Seller an amount equivalent to the amount of any uncollected item included in a depositor’s balance on the Closing Date which is returned after the Closing Date as not collected to the extent that Buyer has not suffered a loss with respect thereto. Buyer shall be required to make such payment for an item only up to the amount on deposit with Buyer at the time Seller makes the demand aforesaid.

(d)     Buyer shall timely forward to Seller any mail, facsimile or other correspondence, received at the Branch after the Closing Date, that is (i) addressed to Seller, or (ii) addressed to Buyer but relating to an obligation of Seller that originated prior to the Closing Date.

(e)     Adjustments after the Closing Date shall be made daily as may be required. Such adjustments shall be by wire transfer.

2.8     Information Returns.

Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits after the Closing Date, interest received on Overdrafts after the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for the periods beginning after the Closing Date. Seller will file all required information returns with the Internal Revenue Service and any information returns required by state or local tax authorities with respect to interest paid on the Deposits on or before the Closing Date, interest received on the Overdrafts on or before the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for periods ending on or before the Closing Date.

2.9     Assignment and Assumption of Branch Lease.

Promptly following execution of this Agreement, Buyer and Seller, shall use its commercially reasonable efforts to obtain the Assignment from the Landlord and any other party related to the Leased Realty effective as of the Closing Date.

III.          CONSIDERATION

3.1     Calculation.

In consideration of Buyer’s purchase of the Assets and its assumption of the Liabilities, Seller agrees to pay to Buyer in immediately available funds not later than 2:00 pm, New Jersey time, on the Closing Date an amount equal to the Deposits to be transferred under Section 2.2(a), plus accrued interest on such Deposits to be transferred, less the sum of the following, in each case calculated as of the close of business on the Closing Date (except as otherwise detailed herein):

(a)     the sum equal to the aggregate net book value of the Fixed Assets and Leasehold Improvements as of the Closing Date as set forth at Schedule 2.1(a) ;

(b)     the amount of Branch Cash;

(c)     the principal amount of the Overdrafts, provided however that Seller shall refund to Buyer the amount of such Overdrafts to the extent that such amount shall remain uncollected as of 30 days following the Closing Date, plus accrued interest from the Closing Date through the date of collection at the contract rate determined in accordance with the policies of Seller as detailed at Schedule 3.1(c);

(d)     the net amount (which may be a negative amount) of any adjustments under Section 2.5 (i.e., the amount payable by Buyer less the amount payable by Seller);

(e)     an amount equal to the Amount of Deposit Premium. The “Amount of Deposit Premium” shall be equal to: (i) four percent (4.00%) of the average closing daily Deposits attributable to the Branch for the thirty (30) calendar day period ending as of the calendar day two days prior to the Closing Date, in the case of Deposits which are not municipal Deposits or Deposits of a state or local government or agency, plus (ii) four percent (4.00%) of the average closing month-end balance for the twelve (12) calendar month periods completed as of or immediately prior to the Closing Date, in the case of Deposits attributable to the Branch which are municipal Deposits or Deposits of a state or local government or agency. For purposes of this subparagraph, Deposits shall exclude any pledged deposits or accounts where such pledged deposits or accounts secure a loan that is not being transferred and any Excluded Deposits;

(f)     an amount in cash equal to prepaid safe deposit box rental fees actually collected, prorated for the period from the Closing Date to the end of the respective Safe Deposit Contract; and

(g)     the aggregate outstanding principal and interest balances with respect to the Loans.

3.2     Settlement.

(a)     Not later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer the Closing Statement prepared in accordance with Seller’s customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit B to this Agreement, which shall be completed based upon information as of the close of business five business days prior to the Closing Date and shall be the basis of the payment made to Buyer’s account as of the Closing Date in the manner detailed at Section 3.1 herein (the “Settlement Payment”).

(b)     The parties shall cooperate in the preparation of the Adjusted Closing Statement within 30 days after the Closing Date, which shall be prepared in accordance with Seller’s customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit C to this Agreement, which shall be completed as of the close of business on the Closing Date. On the Business Day after Buyer and Seller agree to the Adjusted Closing Statement, or Buyer and Seller receive notice of any determination of the Adjusted Closing Statement under subsection (c) (the “Adjusted Settlement Date”), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount (the “Adjustment Payment”) equal to the amount due stated on the Adjusted Closing Statement, plus interest from the day after the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the daily Federal Funds Rate.

(c)     The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two Business Days prior to such payment.

(d)     Any errors associated with the Deposits or other items or calculations as detailed on the Closing Statement or the Adjusted Closing Statement (“Mistakes-in-Fact”) which are determined as of the date of the Adjusted Closing Statement shall be reconciled as of such date and appropriate adjustments of payments shall be made to Seller or Buyer, as appropriate, at such time. Notwithstanding the foregoing, or anything else herein to the contrary, any Mistakes-in-Fact which shall be determined by Seller or Buyer thereafter related to the Transaction consummated under this Agreement shall nevertheless be reconciled by adjustment or payment to Seller or Buyer, as appropriate, within 30 days of such determination; provided that either party shall notify the other of any such alleged Mistakes-in-Fact within one year after the Closing Date in order for a claim to be made with respect thereto.

(e)     Seller and Buyer shall use their best efforts to resolve any disagreement related to the Adjusted Closing Statement during the thirty (30) day period following receipt by Seller of notice from Buyer as to any such disagreement. If the disagreement is not resolved during such thirty (30) day period, the dispute shall be referred to a Dispute Resolver, and such Adjusted Closing Statement shall be modified by any such resolution and thereupon such Adjusted Closing Statement shall become final and binding on Buyer and Seller provided, however, that for any claim that does not exceed $5,000, in the event the fees of such Dispute Resolver as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Buyer, on the other hand. Such Dispute Resolver shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. All determinations under this Agreement made by a Dispute Resolver shall be binding upon Buyer and Seller. Buyer and Seller shall share equally in the cost of any Dispute Resolver.

IV.          SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer.

4.1     Power and Authority.

(a)     The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to conservatorship, receivership, and a court’s right under general principles of equity to refuse to direct specific performance.

(b)     The performance of this Agreement by Seller will not violate any provision of the Articles of Association or Bylaws of Seller, or any applicable law, rule, regulation, or any governmental permit or license or order or any contract or instrument by which Seller is bound, except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”).

(c)     The Seller is a national banking association duly organized and validly existing under the laws of the United States of America, and has full corporate power to own the Branch, and to conduct the business of the Branch and to enter into and perform this Agreement.

4.2     Litigation and Regulatory Proceedings.

There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Seller’s knowledge) threatened against Seller or any of the Assets or the Liabilities, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or non-consent, including, but not limited to Seller’s compliance with the Community Reinvestment Act, the Bank Secrecy Act and the Truth-in-Lending Act.

4.3     Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement, other than any required Assignments relating to the Leased Realty or any required lessor consents to the assignment of any the Equipment Leases, as detailed at Schedule 4.3, and as may be required as a result of any facts or circumstances relating solely to Buyer.

4.4     Leased Realty.

Schedule 4.4 sets forth a copy of the Lease applicable to the Leased Realty. Except for (a) exceptions to title that do not interfere materially with Seller’s use and enjoyment of the Leased Realty, (b) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, and (c) items listed in Schedule 4.4, Seller, as lessee, has the right under a valid and subsisting lease to occupy, use and possess the Leased Realty, and Seller has not experienced any material uninsured damage or destruction with respect to the Leased Realty since the commencement date of the Lease. The Leased Realty is in good operating condition and repair. Seller enjoys peaceful and undisturbed possession under the Lease for the use of the Leased Realty, and the Lease is a valid and binding obligation of Seller in accordance with the terms thereof. Seller is not in material default under the Lease, and there has occurred no default by Seller or event which with the lapse of time or the giving of notice, or both, would constitute a material default under the Lease. There are no laws, conditions of record, or other impediments which materially interfere with Seller’s use or Buyer’s intended use of the Leased Realty. Seller knows of no reason why the parties may not be able to obtain the consent of the landlord of the Leased Realty to assign the Lease.

4.5     Fixed Assets.

Seller has good and marketable title to the Fixed Assets as detailed at Schedule 3.1(a), free and clear of all encumbrances, claims, charges, security interests, or liens.

4.6     Loans.

(a)     Except for the Loans, no loans are being sold by Seller to Buyer in this transaction.

(b)     None of the Loans is void or voidable by any person as a matter of law, pursuant to any public policy, or otherwise;

(c)     Each of the Loans and the loan documents relating thereto are enforceable against the borrower in accordance with their respective terms;

(d)     The Loans and the loan documents relating thereto are in compliance with all applicable laws; and

(e)     No notice of default or other failure (including breach, non-payment, or non-performance) has been sent by Seller and is outstanding and uncured with respect to any of the Loans or the loan documents relating thereto.

4.7     Compliance with Certain Laws.

The Deposit Accounts were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and the Branch has been operated in compliance with Seller’s policies and procedures and all applicable federal and state laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Seller Material Adverse Effect.

4.8     FDIC Insurance.

The Deposits are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.

4.9     Absence of Employment Agreements.

There are no employment agreements, contracts, incentive plans (other than such agreements, contracts and plans that will terminate automatically on the Closing Date) or disputes between Seller and Seller’s Employees at the Branch, whether written or otherwise, relating to wages, hours, terms of employment, benefits or working conditions.

4.10   Books and Records.

The books and records of Seller respecting the operations of the Branch accurately reflect, in accordance with Regulatory Accounting Principles consistently applied, the amount of Branch Cash and the total balance of each Deposit Account being transferred to Buyer.

4.11   Deposit Accounts.

To the best of Seller’s knowledge, all of the Deposit Accounts were originated and have been administered in compliance, in all material respects, with the document governing the relevant type of Deposit Account and all applicable laws. Seller has properly accrued interest on the Deposit Accounts and the records respecting the Deposit Accounts accurately reflects such accruals of interest. Seller has delivered to Buyer a true and complete copy of each of the documents governing the Deposit Accounts and a true and correct copy of the current Deposit Account forms for each of the types of Deposit Accounts offered by Seller at the Branch.

4.12   No Broker.

No agent, broker, investment banker or other person acting on behalf or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with this Agreement.

4.13  Community Reinvestment Act.

Seller is in compliance in all material respects with the Community Reinvestment Act (“CRA”) and its implementing regulations and, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause bank regulatory authorities to deny any application or non-objection required to be filed pursuant to this Agreement. Seller has received a rating of not less than “satisfactory” on its most recent CRA examination. In addition, Seller has not been advised of any supervisory concerns regarding compliance with CRA.

4.14   Disclosure.

Exhibit A, attached hereto, is a comprehensive list of deposit accounts domiciled at the branch as of the date indicated thereon. Without limiting the generality of the foregoing, the information concerning the Loans and the Deposit Accounts contained in or delivered by the Seller pursuant to this Agreement, heretofore provided to Purchaser fairly and accurately describes the liabilities to be assumed and purchased by Purchaser pursuant to this Agreement, in all material respects.

V.           BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller.

5.1     Power and Authority.

(a)     The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to conservatorship, receivership, and a court’s right under general principles of equity to refuse to direct specific performance.

(b)     The performance of this Agreement by Buyer will not violate any provision of the Articles of Incorporation, Bylaws or similar governing documents of Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which Buyer is bound except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

(c)     The Buyer is a commercial bank duly organized and validly existing under the laws of the State of New Jersey, and has full corporate power to enter into and perform this Agreement.

5.2     Litigation and Regulatory Proceedings.

There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Buyer’s knowledge) threatened against Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Buyer knows of no reason for any such opposition, disapproval or non-consent, including, but not limited to Buyer’s compliance with the Community Reinvestment Act, the Bank Secrecy Act and the Truth-in-Lending Act.

5.3     Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Buyer’s consummation of the transactions contemplated by this Agreement, other than any required Assignments relating to the Leased Realty, other than what may be required as a result of any facts or circumstances relating solely to Seller.

5.4     FDIC Insurance.

Buyer is authorized to hold Deposits that are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.5     No Broker.

Except for Raymond James & Associates, Inc., no agent, broker, investment banker or other person acting on behalf or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with this Agreement.

5.6     Community Reinvestment Act.

Buyer is in compliance in all material respects with the CRA and its implementing regulations and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency that may cause bank regulatory authorities to deny any application or non-objection required to be filed pursuant to this Agreement. Buyer has received a rating of not less than “satisfactory” on its most recent CRA examination. In addition, Buyer has not been advised of any supervisory concerns regarding compliance with CRA.

VI.          ADDITIONAL AGREEMENTS OF SELLER

6.1     Access to Seller’s Premises, Records and Personnel.

(a)     Upon execution of this Agreement, Seller shall give Buyer and its representatives such access to the Branch as Buyer may reasonably request, provided that Buyer does not unreasonably interfere with the Branch’ business operations. Seller shall not be required to provide access to or to disclose information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent the confidential and proprietary information consists of “non-public personal information” within the meaning of the Gramm-Leach-Bliley Act Section 509(4), each party receiving such information shall take reasonable measures to: (i) ensure the security and confidentiality of such non-public personal information; (ii) protect against any anticipated threats or hazards to the security or integrity of such non-public personal information; and (iii) protect against unauthorized access to or use of such non-public personal information.

(b)     Anything contained in this Agreement to the contrary notwithstanding, Seller shall not be required to disclose, or to cause the disclosure to Buyer or its representatives (or provide access to any offices, properties, books or records of Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for Seller, nor shall Seller be required to permit or to cause others to permit Buyer or its representatives to copy or remove from the offices or properties of Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on Buyer.

(c)     At Buyer’s request, Seller shall authorize and permit certain of its officers and members of management to engage in discussions with Buyer for the purposes of discussing the Branch business, and Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of Seller pursuant to such discussions with Buyer.

6.2     Regulatory Approvals.

Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also agrees to cooperate with Buyer in obtaining any regulatory approval that Buyer must obtain before the Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller’s receipt of the same.

6.3     Conduct of Business.

Except as provided in this Agreement or as may otherwise be agreed upon by Buyer, Seller will continue to carry on the business at the Branch until the Closing in the ordinary course of business, consistent with prudent business practices, and will use reasonable efforts to preserve the goodwill of all depositors at the Branch, all employees at the Branch and all others having business relations with the Branch. Seller shall not terminate the operation of the Branch, unless those operations cease due to events beyond Seller’s control. Seller will notify Buyer of any event of which Seller obtains knowledge that would make any of Seller’s representations under Article IV of this Agreement false in any material respect.

6.4     Returned Items.

If Seller accepts an item before the Closing Date, which item is returned as uncollectible, and no offset of funds is available to Buyer, then Seller shall be liable for such item in an amount equal to the portion not covered by offset. Adjustment to the Settlement Payment will be made as necessary to reflect Seller’s liability.

6.5     Branch Property Lease and Other Consents.

Seller and Buyer shall use commercially reasonable efforts to obtain (i) any necessary consents or non-objections of the Landlord of the Leased Realty to the Assignment of the Leased Realty to Buyer, (ii) from the Landlord its consent to the Subordination, Non-Disturbance and Attornment (Recognition) Agreement (the “Subordination Agreement”) substantially similar to the form attached hereto as Exhibit D, and (iii) any other consents necessary to properly assign to Buyer the Fixed Assets, Equipment Leases and Loans.

6.6     Employee Payroll.

Seller shall not increase the wages of any employee of the Branch, as detailed at Schedule 6.6, other than in accordance with the salary budget guidelines presently in effect, as detailed at Schedule 6.6, without the approval of a representative of Buyer, which shall not be unreasonably withheld or delayed.

6.7     Branch Operations.

Seller shall not materially alter the products or services presently offered at the Branch or materially alter the pricing policy applicable to such products without prior notice to Buyer.

6.8     Final Payroll.

Seller shall pay all of its employees not later than as of the close of business on the Closing Date all sums due for all wages earned, including overtime pay, and all accrued vacation leave as of such time.

6.9     Customer Records.

At least thirty (30) days prior to the Closing Date, or as otherwise agreed, Seller agrees to provide to Buyer a list of all Deposits, identifying the types of each such deposit, the amount thereof, the interest rate(s) paid thereon, the name(s) and address(es) of each deposit as well as all other pertinent information regarding each depositor and his or her Deposit. Buyer shall have the right, prior to the Closing Date, to review the books and records of Seller relating to such Deposits for the purpose of verifying the accuracy of the foregoing list.

6.10   IRA and Keogh Plan Deposits.

(a)     On or before the Closing Date, to the extent that such accounts will transfer to Buyer, Seller shall: (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian; (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan and applicable law, appoint Buyer as successor trustee or custodian, as applicable, of each such IRA or Keogh Plan, and Buyer hereby accepts each such trusteeship or custodianship under the terms and conditions of Buyer’s plan documents for its IRA and Keogh Plans, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date; and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary, of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing such IRA or Keogh Plan or applicable law. Buyer shall be solely responsible for delivering its IRA and Keogh Plan documents to the applicable IRA grantor and Keogh Plan named fiduciary, including, but not limited to, a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan participant; provided, however that in the event the IRA grantor or Keogh Plan participant dies before such time as Buyer receives a properly completed beneficiary designation form, Seller shall make available to Buyer such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law; (x) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor or Keogh Plan or named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer; or (y) such IRA or Keogh Plan includes assets that are not Deposits and are not being transferred to Buyer or the assumption of such deposit liabilities included in such IRA or Keogh Plan or would result in a loss of qualification of such IRA or Keogh Plan under the Code, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposits. Upon appointment as a successor custodian for such IRAs or as a successor trustee for such Keogh Plans, Buyer shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

(b)     To the extent the Deposits include certain IRAs and Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70-1/2, effective as of the Closing Date, Buyer agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Buyer. Buyer hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposits.

(c)     Prior to the Closing Date, Seller shall provide to Buyer copies of all plan documents and beneficiary designation forms in Seller’s possession with respect to the IRAs and Keogh Plans.

 6.11     Non-Solicitation After Closing.

(a)     Seller agrees that, for a period of one (1) year after the Closing, neither the Seller nor its Affiliates shall directly or indirectly solicit Bank Deposits (as hereinafter defined) from customers of the Branch maintaining Deposits transferred to the Buyer pursuant to this Agreement, except that (a) nothing herein shall prevent Seller from making general solicitations of the public (or any segment of the public), through advertising campaigns or otherwise, for the purpose of having the public establish Bank Deposits of the Seller, so long as such solicitations are not specifically directed toward customers of the Branch, (b) nothing herein shall prevent Seller from soliciting so-called “brokered” certificates of deposit, and (c) nothing herein shall prevent Seller from displaying brochures and other marketing materials with respect to Bank Deposits at Seller’s offices. As used herein, “Bank Deposits” means demand deposits, time deposits and certificates of deposit insured by the FDIC.

(b)     Seller agrees that, for a period of one (1) year after the Closing, Seller shall not, within the “Restricted Area” described below, open or maintain any banking branch office or purchase any single banking branch office from a third-party, other than an office operated by the Seller as of the date of the Agreement. For the purposes of this Agreement, the Restricted Area shall be defined as the geographic area within a five mile radius of the Branch.

(c)     Notwithstanding the foregoing, the provisions in this Section 6.11 shall not apply to Seller or its successors or assigns if the Seller (a) is acquired in a merger or asset sale transaction with a third-party, or (b) Seller acquires another bank, thrift or financial institution by merger or asset sale consisting of at least two retail banking offices and one or more of such offices falls within the Restricted Area.

VII.         ADDITIONAL AGREEMENTS OF BUYER

7.1     Regulatory Approvals.

Buyer agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Buyer shall prepare and file all necessary regulatory notices and applications related to the transaction contemplated by the Agreement within 30 calendar days of the execution date of the Agreement. Buyer also agrees to cooperate with Seller in obtaining any regulatory approval which Seller must obtain before the Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer’s receipt of the same.

7.2     Change of Name, Etc.

Immediately after the Closing, Buyer will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer’s name and logo, and (b) provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions. Buyer agrees not to use any forms or other documents bearing Seller’s name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. Buyer shall use its best efforts to encourage these customers to begin using such checks and cease using checks bearing Seller’s name.

VIII.       SELLER’S EMPLOYEES

8.1     Transferred Employees.

(a)     Buyer will offer employment to all branch personnel employed at the Branch immediately prior to Closing and who have not been suspended, placed on leave or been subject to disciplinary actions within the 90 days prior to the Closing Date. Buyer shall notify the Seller in writing not less than thirty days prior to the Closing Date detailing by name any employees at the Branch to whom the Buyer shall not offer employment. Seller’s employees who become employees of Buyer after the Closing shall be referred to as “Transferred Employees.”

(b)     Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date.

8.2     Employee Benefits.

(a)     From and after the Closing Date, Buyer shall provide the Transferred Employees with the employee benefits, if any, provided to employees of Buyer and its Affiliates, subject to the terms of Buyer’s benefit plans;

(b)     Buyer will grant for purposes of determination of vacation benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees as employees of Seller. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer, and such plans and programs shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under the respective Welfare Benefit Plans to the extent that such Transferred Employees are covered by the Welfare Benefit Plans on the Closing Date; provided, however, such treatment shall be contingent on Buyer obtaining the consent of its Insurers for Buyer’s Insured Welfare Benefit Plans. Seller agrees to furnish Buyer with information regarding Transferred Employees’ deductibles and out-of-pocket maximums within one week after the Closing Date.

(c)     Buyer shall take whatever action is necessary, if any, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for purposes of eligibility and vesting under Buyer’s defined contribution pension plan for all periods of service credited to each such Transferred Employee under Seller’s defined contribution pension plan. Within 30 days before the anticipated Closing Date, Seller shall provide to Buyer such information as Buyer reasonably requires to establish the service for the Transferred Employees credited under Seller’s defined contribution pension plan; and

(d)     Buyer agrees to cause its 401(k) plan to accept eligible rollover distributions from the Seller’s 401(k) plan with respect to the Transferred Employees.

8.3     Training.

Seller shall permit Buyer to train the Transferred Employees during the 30-day period before Closing with regard to Buyer’s operations, policies and procedures at Buyer’s sole cost and expense. This training shall take place outside of normal business hours and may, at Seller’s option, take place at the Branch.

IX.          CLOSING AND CONDITIONS TO CLOSING

9.1     Time and Place of Closing.

The Closing shall be on a date mutually agreed upon by the parties (the “Closing Date”), which shall be no more than 45 days after the last regulatory approval or non-objection necessary for the Closing has been obtained (without regard to any statutory waiting periods following such approval), but in no event later than February 15, 2007 to the extent feasible and acceptable to Seller’s and Buyer’s respective data processing services. The Closing shall take place at Seller’s offices located at 226 Landis Avenue, Vineland, New Jersey 08360 at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties.

9.2     Exchange of Closing Documents.

The parties shall exchange drafts of all documents to be delivered at the Closing (including a preliminary Closing Statement) at least three (3) Business Days prior to the Closing Date.

9.3     Buyer’s Conditions to Closing.

Buyer’s obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions in all material respects:

(a)     the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

(b)     each representation and warranty of Seller in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects;

(c)     Seller’s delivery to Buyer of the following documents in form and substance reasonably satisfactory to Buyer:

(i)     bills of sale, assignments and other instruments of transfer sufficient to convey to Buyer all of Seller’s right, title, and interest in and to the Assets;

(ii)     a certificate executed by an appropriate officer of Seller attesting, to the officer’s best knowledge, to Seller’s compliance with the conditions set forth in Section 9.3(b);

(iii)     documentation executed by both parties with respect to the transfer of the trusteeship under the Retirement Plans;

(iv)     the Assignment of the Leased Realty by the Landlord effective as of the Closing Date; and

(v)     the Subordination Agreement executed by the Landlord and the Seller.

(d)     Buyer’s receipt of the Closing Statement and the Settlement Payment as provided in Section 3.2, in a form substantially similar to that furnished pursuant to Section 9.2 herein.

(e)     There shall have been no structural or other damages to the Leased Realty not covered by insurance between the date of this Agreement and the Closing Date which prevents the continued operations of the Branch.

9.4     Seller’s Conditions to Closing.

Seller’s obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

(a)     the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

(b)     each representation and warranty of Buyer in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects;

(c)     Buyer’s delivery to Seller of the following documents in form and substance reasonably satisfactory to Seller:

(i)     one or more executed instruments assuming the Deposits and all other Liabilities;

(ii)     a certificate executed by an appropriate officer of Buyer attesting, to the officer’s best knowledge, to Buyer’s compliance with the conditions set forth in Section 9.4(b); and

(iii)     the Assignment of the Leased Realty by the Landlord effective as of the Closing Date.

9.5     Survival of Representations and Warranties.

Unless provided otherwise in this Agreement, Buyer’s and Seller’s representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive the Closing Date for a period of one year.

X.            TERMINATION

10.1  Termination by Either Party.

Either party may terminate this Agreement upon written notice to the other if:

(a)     as a result of any material breach of any representation, warranty or covenant by the other party, the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within 30 days thereafter;

(b)     the Closing does not occur on or before February 15, 2007;

(c)     the other party so agrees in writing;

(d)     the parties fail to obtain the necessary Assignment of the Leased Realty after Buyer and Seller both make commercially reasonable efforts to obtain such assignment; or

(e)     either party is unable to obtain the required regulatory approvals or becomes subject to bankruptcy or similar proceeding involving the assignment of such party’s assets for the benefit of creditors.

The termination of this Agreement under subsection (a) shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

XI.          MISCELLANEOUS

11.1   Continuing Cooperation.

(a)     On and after the Closing Date, Seller agrees to execute, acknowledge and deliver such documents and instruments as Buyer may reasonably request to vest in Buyer the full legal and equitable title to the Assets and Liabilities.

(b)     On and after the Closing Date, Buyer shall execute, acknowledge and deliver such documents and instruments as Seller may reasonably request to relieve and discharge Seller from its obligations with respect to the Liabilities.

(c)     Seller and Buyer shall cooperate with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branch and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

(d)     Except as provided in Section 7.2, no interest in or right to use Sun National Bank’s logo or its name, or any other similar word, name, symbol or device in which Seller has any interest by itself or in combination with any other word, name, symbol or device, or any similar variation of any of the foregoing (collectively, the “Retained Names and Marks”) is being transferred to Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 7.2, Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark; provided, however, that nothing herein shall prevent Buyer from utilizing the Retained Name or Mark in any materials delivered to Branch customers in accordance with this Agreement or de minimus uses within 30 days following the Closing Date. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Buyer of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Seller from any and all claims (and all expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by Buyer.

11.2   Merger and Amendment.

This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

11.3   Indemnification.

After the Closing Date, and unless otherwise provided in the Agreement:

(a)     Buyer shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branch after the Closing Date, and from any loss or damage resulting from any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Buyer with reasonable promptness; provided, however, that any failure by Seller to notify Buyer shall not relieve Buyer from its obligations hereunder, except to the extent that Buyer is actually prejudiced by such failure to give notice. Buyer shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Buyer shall be liable for any settlement of any claim or lawsuit against Seller made with Buyer’s written consent, which consent shall not be unreasonably withheld.

(b)     Seller shall indemnify and hold Buyer harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branch on or before the Closing Date, and from any loss or damage resulting from any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement. If any claim or lawsuit is made or commenced as to which Buyer proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure by Buyer to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Buyer and any counsel designated by Buyer. Seller shall be liable for any settlement of any claim or lawsuit against Buyer made with Seller’s written consent, which consent shall not be unreasonably withheld.

(c)     Notwithstanding anything to the contrary contained in this Section 11.3, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $10,000.

11.4   Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

11.5   Exhibits and Schedules.

All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

11.6   Assignment.

This Agreement is not assignable by either party without the written consent of the other party, which shall not be unreasonably withheld.

11.7   Headings.

The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

11.8   Notices.

Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), or when delivered by facsimile transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

If to Buyer to:	Robert F. Mangano
President and Chief Executive Officer
1st Constitution Bank
2650 Route 130
Cranbury, New Jersey 08512

With a copy to:	Pitney Hardin, LLP
7 Times Square
New York, NY 10036
Attention: Frank Lawatsch, Esq.

If to Seller to:	Dan A. Chila
Executive Vice President and Chief Financial Officer
Sun National Bank
226 Landis Avenue
Vineland, New Jersey 08360

With a copy to:	Malizia Spidi & Fisch, PC
901 New York Avenue, NW
Suite 210 East
Washington, DC 20001
Attention: Richard Fisch, Esq.

11.9   Expenses.

Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement; provided, however, that each party shall pay all fees and expenses associated with obtaining the required regulatory approvals with respect to such party. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

11.10 Notice to Customers/Public Disclosures.

As mutually agreed upon by the parties, Buyer and/or Seller shall notify holders of all accounts at the Branch prior to the Closing Date of the Transaction and its impact on such account holders.

(a)     Any press release, public notice or notice to local officials regarding this Agreement or the transactions contemplated herein to be made prior to the Closing Date shall be approved in writing by both parties prior to its release, unless the form and content of such release or notice are mandated by law, regulations or regulatory authority or required under the terms of this Agreement. Where required, the approval of either party shall not be unreasonably withheld or delayed. Where approval is not required, the parties, nevertheless agree to confer prior to any such release or notice.

(b)     After all applicable regulatory approvals have been received, Seller shall mail a notice to all depositors of the Branch whose accounts are to be assumed for the purpose of advising them of the transactions contemplated by this Agreement. Prior to mailing, Seller shall submit the proposed form of such notice to Buyer for review and approval, which approval shall not be unreasonably withheld. Alternatively, Seller may, at no expense to Seller, fulfill its obligations under this subsection (c) by joining in the notice to be mailed by Buyer pursuant to this Agreement.

11.11 Governing Law; Jurisdiction.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed entirely within the State of New Jersey, except to the extent that federal law shall be deemed to apply.

11.12 No Third Party Beneficiaries.

The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Buyer.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date first written on page one of this Agreement.

Sun National Bank (Seller)

/s/ DAN A. CHILA
By:	Dan A. Chila
Its:	Executive Vice President and Chief
Financial Officer

1st Constitution Bank (Buyer)

/s/ ROBERT F. MANGANO
By:	Robert F. Mangano
Its:	President and Chief Executive Officer